EXHIBIT 4.1

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                            POOL ENERGY SERVICES CO.

                      1996 DIRECTORS' STOCK INCENTIVE PLAN


SECTION 1.  PURPOSE

       The purpose of this Plan is to provide a means for Pool Energy Services Co. (the "Company") to compensate members of its Board of Directors who are not full-time employees of the Company or any of its subsidiaries with stock of the Company and to afford them options to purchase stock of the Company, in order to
(i) provide such Directors a direct interest in the Company's attainment of its financial goals, (ii) align their interests more closely with the interests of other shareholders of the Company, and (iii) provide a financial incentive that will assist the Company in attracting and retaining the most qualified individuals as Directors. The Plan is intended to meet the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

SECTION 2.  DEFINITIONS

       Unless the context otherwise requires, the following words as used herein shall have the following meanings:

       (a) "Award" means a grant of an Option or Restricted Stock pursuant to the Plan.

       (b) "Beneficial Owner" shall be defined by reference to Rule 13d-3 under the Exchange Act; provided, however, and without limitation, any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any voting stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be the Beneficial Owner of such voting stock.

       (c) "Board" means the Board of Directors of the Company as the same may be constituted from time to time.

       (d) "Change in Control" occurs if: (i) any "person" (defined as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, as amended) is or becomes the Beneficial Owner, as herein defined, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's outstanding securities then entitled to vote for the election of Directors in any transaction or series of related transactions not approved by the Board; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof (excluding for purposes of this calculation any Director who dies or ceases to be a Director due to disability or reaching the maximum age for eligibility to serve as a Director during such period); or (iii) the Board shall approve the sale of all or substantially all of the assets of the Company; or (iv) the Board shall approve any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) of this paragraph.

       (e) "Code" means the Internal Revenue Code of 1986, as amended.

       (f) "Committee" means the Compensation Committee of the Board, as the same may be constituted from time to time, or such other committee as the Board may appoint to administer the Plan.

       (g) "Common Stock" means the common stock, no par value, of the Company.

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       (h) "Company" means Pool Energy Services Co., a Texas corporation.

       (i) "Director" means a member of the Board.

       (j) "Disability" means, with respect to a Director, an inability as determined by the Committee to perform duties and services as a director of the Company by reason of a medically determinable physical or mental impairment, supported by medical evidence, that can be expected to last for a continuous period of not less than six (6) months.

       (k) "Disinterested Person" means a person who is a disinterested person within the meaning of Rule 16b-3 promulgated under the Exchange Act.

       (l) "Effective Date" means February 23, 1996.

       (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       (n) "Fair Market Value" means, with respect to a Share, the fair market value thereof as determined by the Committee in good faith; provided, however that (i) if the Common Stock is listed on a securities exchange registered under the Exchange Act, the Fair Market Value of a Share shall be the average of the reported high and low sales prices on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal securities exchange on which the Common Stock is listed or admitted to trading, and (ii) if the Common Stock is not listed or admitted to trading on any such exchange but is traded over-the-counter and reported on the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or any similar system then in use, the Fair Market Value of a Share shall be the closing sale price on the date in question reported (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on such system.

       (o) "Option" means an option to purchase Shares pursuant to the Plan and which does not qualify as an incentive stock option under Section 422 of the Code.

       (p) "Optionee" means a person who has been granted an Option under the Plan.

       (q) "Participant" means a person who has been granted an Award under the Plan.

       (r) "Plan" means this Pool Energy Services Co. 1996 Directors' Stock Incentive Plan, as amended from time to time.

       (s) "Restricted Stock" means Shares that are issued subject to a Restriction Period.

       (t) "Restriction Period" means the period of time during which Restricted Stock is subject to forfeiture pursuant to the Plan.

       (u) "Retirement" means ceasing to be a member of the Board as a result of not being eligible to stand for re-election due to his having reached the maximum age for Directors, as provided in the Company's Bylaws.

       (v) "Securities Act" means the Securities Act of 1933, as amended.

       (w) "Share" means a share of Common Stock, and any share or shares of capital stock or other securities of the Company hereafter issued or issuable in respect of or in substitution or exchange for each such share of Common Stock.

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SECTION 3.  ADMINISTRATION

       (a) The Plan shall be administered by, and the decisions concerning the Plan shall be made solely by the Committee. Each member of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Board shall have the sole continuing authority to appoint members of the Committee.

       (b) The Committee is authorized to interpret and construe the Plan and all Awards and to make all other determinations necessary or advisable for administering the Plan. The Committee may from time to time adopt, amend and rescind such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan.

       (c) All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company, and other interested persons. Neither the Company, any member of the Board, any member of the Committee, or any other individual shall be liable, personally or otherwise, for any action, determination or interpretation taken or made in good faith with respect to the Plan or Awards made hereunder, and each member of the Board, each member of the Committee and each other individual involved in the administration and interpretation of the Plan shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expenses (including counsel fees) arising therefrom to the full extent permitted by law and under any directors' and officers' liability or similar insurance coverage that may be in effect from time to time.

       (d) Notwithstanding anything contained in the Plan to the contrary, the Committee shall have no discretion or authority to (i) grant Awards other than as provided in the Plan, (ii) modify the terms of any Awards (except as provided in Section 9 hereof), or (iii) exercise any discretion which would be inconsistent with the intent that the Plan meet the requirements of Rule 16b-3 under the Exchange Act.

SECTION 4.  SHARES SUBJECT TO THE PLAN

       (a) The total number of Shares that may be issued pursuant to exercises of Options or issued as Restricted Stock under the Plan shall not exceed a maximum of 200,000 Shares in the aggregate; such maximum shall be increased or decreased, however, as provided in Section 9 hereof.

       (b) Awards shall be made in accordance with the provisions of the Plan until the maximum number of Shares shall be exhausted or the Plan is sooner terminated.

       (c) Shares subject to an Option that expires or terminates prior to exercise and Shares granted as Restricted Stock that are subsequently forfeited shall be available for the granting of Awards under the Plan. Any Shares withheld pursuant to Section 10 of the Plan shall not be available for future Awards. In the event that the number of Shares available for Options under the Plan is insufficient to make all automatic Awards specified in the Plan on the applicable date, then all Directors who are entitled to an Award on such date shall share ratably in the number of Shares then available for grant under the Plan (Restricted Stock grants shall be made first, then Option grants), and shall have no rights to receive any Award with respect to the deficiency in the available Shares.

       (e) Shares issued under the Plan may be either previously authorized but unissued Shares or treasury stock or both.

SECTION 5.  ELIGIBILITY

       Only Directors who are not employees of the Company or any of its subsidiaries shall be eligible to receive awards of Restricted Stock under the Plan. Only Directors who are not full-time employees of the Company or any of its subsidiaries shall be eligible to receive grants of Options under the Plan.

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SECTION 6.  AUTOMATIC AWARDS

       Subject to the provisions of Section 11 and the availability of Shares as provided for in Section 4:

       (a) Each person who is elected or appointed a Director for the first time after the Effective Date, and who is otherwise eligible to receive grants of Options under the Plan, shall thereupon be automatically granted an Option to purchase 8,000 Shares (the "Initial Grant"). No person shall receive more than one Initial Grant.

       (b) Each person who is a Director as of the close of business on the day of final adjournment of the Company's Annual Meeting of Shareholders in each calendar year commencing with the Annual Meeting in the calendar year next following that in which such Director received an Initial Grant, and who is otherwise eligible to receive grants of Options under the Plan, shall thereupon be automatically granted an Option to purchase 4,000 Shares.

       (c) Each person who is a Director as of the close of business on the day of final adjournment of each Annual Meeting of Shareholders of the Company, and who is otherwise eligible to receive awards of Restricted Stock under the Plan, shall thereupon be automatically awarded 1,000 shares of Restricted Stock.

SECTION 7.  PROVISIONS RELATING TO OPTIONS

       (a) The exercise price for each Share covered by an Option shall be equal to the Fair Market Value of such Share at the date of grant of such Option.

       (b) Options shall not be exercisable except to the extent they are vested. Each Option shall vest and become exercisable on the first anniversary of the date of grant, provided, however, that, with respect to Options granted on the date of the Company's Annual Meeting of Shareholders, vesting shall occur on the earlier of the first anniversary of the date of grant or the date of the Annual Meeting of Shareholders held in the first calendar year subsequent to the calendar year in which the Option was granted. Options shall become fully vested and immediately exercisable upon (i) death, Disability or Retirement, or (ii) the occurrence of a Change in Control. No further vesting shall occur after the date an Optionee's service as a Director ceases for any reason other than those set forth in the preceding sentence.

       (c) Anything to the contrary herein notwithstanding, Options shall not be exercisable for a period of at least six (6) months from the date of grant (except in the event of death or Disability of the Optionee or in the event of a Change in Control).

       (d) Each Option shall expire ten (10) years from the date of grant thereof, subject, however, to earlier termination as follows: (i) if an Optionee's service as a Director is terminated by reason of Disability or death, the Optionee, his legal representative, or legatee, as the case may be, may exercise such Option not later than one (1) year from the date of such cessation of service as a Director; (ii) if an Optionee's service as a Director is terminated by reason of Retirement, the Optionee may exercise such Option not later than five (5) years from the date of such Retirement; (iii) if an Optionee's service as a Director is terminated for any other reason, the Optionee may exercise such Option, but only to the extent such Option is vested as of the date the Optionee's service as a Director ceases, not later than ninety (90) days from the date of such cessation of service as a Director, except that in the event of termination of service as a Director for Cause, as defined in the Company's Bylaws, each such Option shall immediately become null and void for all purposes.

       (e) Each Option shall be evidenced by a written agreement, in substantially the form attached hereto. In the event of any conflict or inconsistency between provisions of the Plan and any Option agreement, the Plan shall control.

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       (f) No Option shall be transferable by the Optionee other than by will or the applicable laws of descent and distribution.

       (g) During the lifetime of an Optionee, only such Optionee or his guardian or legal representative may exercise an Option granted to the Optionee. If an Option granted hereunder shall be exercised by a legal representative of a deceased Optionee or by a person who acquired an Option granted hereunder by bequest or inheritance by reason of death of the Optionee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of right of such legal representative or other person to exercise such Option.

       (h) At any time, and from time to time, during the period when any Option or a portion thereof is exercisable, such Option or portion thereof may be exercised in whole or in part.

       (i) Each exercise of an Option, or a portion thereof, shall be effected by means of a notice in writing to the Company, in form satisfactory to the Company, accompanied by payment in full of the exercise price of the Shares then being purchased. Payment in full shall mean payment of the full amount of the exercise price for the Shares (i) in cash, by certified check, cashier's check, or other check deemed acceptable by the Company's Corporate Secretary, or (ii) with unrestricted Shares owned by the Optionee for more than six months, in either case together with such additional payment in such form as the Company shall approve as shall be necessary to meet tax withholding requirements in accordance with Section 10 hereof, if applicable.

       (j) No Shares shall be issued upon exercise of an Option until full payment therefor has been received by the Company, and an Optionee shall have none of the rights of a shareholder until Shares are issued to him.

       (k) As promptly as may be practicable after an Option, or a portion thereof, has been exercised, the Company shall deliver or cause to be delivered one or more certificates for the appropriate number of Shares.

       (l) Nothing herein or in any Option agreement shall require the Company to issue any Shares upon exercise of an Option if such issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any other applicable statute or regulation then in effect. Unless the Shares delivered to the Optionee upon exercise of an Option have been registered under the Securities Act, the Optionee shall give the Company satisfactory written evidence that he is acquiring such Shares for the purposes of investment only and not with a view to their distribution.

SECTION 8.  PROVISIONS RELATING TO RESTRICTED STOCK

       (a) Each Award of Restricted Stock shall be subject to a Restriction Period which shall expire on the earliest to occur of the following: (i) the expiration of twelve (12) months from the date of grant thereof, (ii) the Annual Meeting of Shareholders in the calendar year next following that in which the grant occurred, (iii) the Participant's death, Retirement or Disability, or (iv) the occurrence of a Change in Control.

       (b) If a Participant ceases to be a member of the Board for any reason other than death, Retirement or Disability, any such Restricted Stock as to which the Restriction Period has not expired shall thereupon be forfeited.

       (c) Upon being awarded Restricted Stock, a Participant shall be the record owner of such Shares and shall have the right to vote such Shares, but any dividends and other distributions in respect of such Restricted Stock shall be accrued during the Restriction Period applicable thereto but shall be paid to the Participant only upon expiration of the Restriction Period.

       (d) Each certificate representing Restricted Stock shall be registered in the name of the Participant to whom it is awarded and, during the Restriction Period applicable thereto, shall be left on deposit with the Company, together with a stock power endorsed in blank.

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       (e) Upon expiration or early termination of the Restriction Period, the certificate or certificates representing the Shares shall be delivered to the Participant, or, in the case of a Participant who dies during the Restriction Period, to the representative of the person's estate.

       (f) Nothing herein shall require the Company to issue any Restricted Stock if such issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any other applicable statute or regulation then in effect. Unless the Shares of Restricted Stock issued to a Participant pursuant to the Plan have been registered under the Securities Act, the Participant shall give the Company satisfactory written evidence that he is acquiring such Shares for the purposes of investment only and not with a view to their distribution.

SECTION 9.  CHANGES IN SHARES AND CERTAIN CORPORATE TRANSACTIONS

       (a) If at any time while the Plan is in effect there shall be any increase or decrease in the number of issued and outstanding Shares of the Company effected without receipt of consideration therefor by the Company, through the declaration of a stock dividend or any stock split or combination of Shares, then and in each such event:

             (i) An appropriate adjustment shall be made in the maximum number of Shares available for Awards under the Plan, to the end that the same proportion of the Company's issued and outstanding Shares shall continue to be available for Awards;

             (ii) The Committee shall make an appropriate adjustment in the number of Shares (i) issuable upon the exercise of any Option (and if appropriate in the exercise price per Share of such Option) or (ii) comprising any award of Restricted Stock, to the end that the same proportion of the Company's issued and outstanding Shares in each such instance shall remain subject to purchase at the same aggregate exercise price, in the case of an Option, or comprise such Award, in the case of Restricted Stock.

       (b) In case of any corporate reorganization, or any consolidation or merger of another corporation into the Company in which the Company is the surviving corporation, in which there is a reclassification, change (including a change to the right to receive cash or other property) or exchange of the Shares (other than as a result of a subdivision or combination of the Shares, but including any change in such Shares into two or more classes or series of Shares), the Committee in its sole discretion may provide that each outstanding Option shall be replaced with an Option to purchase the kind and amount of shares of stock and other securities (including those of any new direct or indirect parent of the Company), property, cash or any combination thereof that the holder of such Option would have received as a holder of Shares had he exercised the Option immediately prior to such reorganization, consolidation or merger.

       (c) Except as is otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the maximum number of Shares available for Awards under the Plan or with respect to Shares then subject to Awards under the Plan. Furthermore, the existence of outstanding Awards granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issuance by the Company of debt securities or preferred stock that would rank above the Shares subject to outstanding Awards under the Plan; (iv) the dissolution or liquidation of the Company; (v) any other corporate act or proceeding, of a similar character or otherwise.

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SECTION 10.  WITHHOLDING TAXES

       A Participant exercising an Option or receiving Restricted Stock granted hereunder shall be required to pay to the Company amounts to cover any taxes required by law to be withheld or otherwise deducted and paid by the Company in respect of the issuance or delivery of the Shares relating to such Option exercise or Restricted Stock grant. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant upon such terms and conditions as the Committee shall prescribe. At any time that a withholding obligation becomes applicable with respect to the exercise of an Option or the issuance of Restricted Stock, the Company may, if it so elects, allow such withholding obligation to be satisfied, in whole or in part, by withholding Shares otherwise issuable to the Participant or by the delivery to the Company of unrestricted Shares owned by the Participant for at least six (6) months.

SECTION 11.  SHAREHOLDER APPROVAL

       The Plan shall be effective on February 23, 1996, the date of its adoption by the Board, but shall be submitted to the shareholders of the Company for approval and ratification at the next regular or special meeting of shareholders to be held within twelve (12) months after the Board shall have adopted the Plan. If at such a meeting of the shareholders of the Company a quorum is present, the Plan shall be presented for approval and ratification, and unless at such meeting the Plan is approved and ratified by the affirmative vote of a majority of the outstanding shares of Common Stock of the Company present in person or by proxy and entitled to vote, the Plan and all then outstanding Options shall become null and void and of no further force or effect. No Awards of Restricted Stock shall be made prior to the approval and ratification of the Plan by shareholders in accordance with this Section 11.

SECTION 12.  AMENDMENT, SUSPENSION OR TERMINATION

       The Board may at any time amend, suspend or terminate the Plan, provided, however, that no amendment shall be made to the Plan which would cause any Director to cease to be a Disinterested Person, and no amendment shall become effective without shareholder approval if such amendment would (i) materially increase the benefits accruing to Participants under the Plan, (ii) materially increase the number of Shares which may be issued under the Plan or (iii) materially modify the requirements as to eligibility for participation in the Plan. The Plan shall terminate ten years after the Effective Date. Options or Restricted Stock shall not be granted while the Plan is suspended or after it is terminated. Rights and obligations with respect to any Option or Restricted Stock shall not be altered or impaired by suspension or termination of the Plan, except upon the consent of the Participant. The power of the Committee to construe and administer the Plan with respect to any Options or Restricted Stock granted prior to the termination or suspension of the Plan under Section 3 shall continue after such termination or during such suspension.

SECTION 13.  MISCELLANEOUS

       (a) All expenses incident to the administration of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company.

       (b) If any provision of the Plan or any Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such Agreement, as the case may be, but such provision shall be fully severable and the Plan or such Agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

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       (c) The titles and headings of Sections and paragraphs are included for convenience of reference only and are not to be considered in the construction of the provisions hereof.

       (d) All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas, except to the extent Texas law is preempted by Federal law.

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